EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-49364, No. 333-49372, No. 333-39854, No. 333-86565 and No. 333-146166) and Form S-3 (No. 333-80043, No. 333-93301, No. 333-32674, No. 333-45868, No. 333-52450, No. 333-75760, No. 333-99059, No. 333-107590, No. 333-115029, No. 333-118397 and No. 333-146165) of EasyLink Services International Corporation (the “Company”) of our report dated October 6, 2011, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K.

/s/ Friedman LLP

East Hanover, New Jersey
October 6, 2011